UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 18, 2011

Responsys, Inc.

(Exact Name of the Registrant as Specified in Its Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

001-35125	77-0476820
(Commission File Number)	(IRS Employer Identification No.)

900 Cherry Avenue, 5th Floor San Bruno, California	94066
(Address of Principal Executive Offices)	(Zip Code)

(650) 745-1700

(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2)

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement

On November 18, 2011, Responsys, Inc. (the “Company”) entered into a lease agreement for its new headquarters facility, which will be located at 1100 Grundy Lane, San Bruno, California. The lease term will commence in June 2012, and will cover up to approximately 58,000 square feet. The lease has a term of six years, with a five-year renewal option for the Company. The monthly rental amount will be initially approximately $100,000 per month, increasing to approximately $130,000 per month when the Company has been able to occupy the entire space. Each year, the monthly rental amount will increase approximately $4,000 per month to approximately $150,000 per month in the final year of the lease. The Company also anticipates that it will incur approximately $1.1 million, net of allowance, in costs related to tenant improvements and other moving costs.

The description of the terms of the lease are qualified by the provisions of the lease which will be filed as an exhibit to the Company’s Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

RESPONSYS, INC.

By:	/s/ Julian K. Ong
Julian K. Ong
Vice President, General Counsel and Secretary

Date: November 23, 2011